BARK CO-FOUNDER AND EXECUTIVE CHAIRMAN MATT MEEKER TO BECOME
CHIEF EXECUTIVE OFFICER

BARK Also Announces Preliminary Fiscal Third Quarter 2022 Revenue of $140 Million; 33% Increase Year-over-Year

NEW YORK, January 10, 2022 — BARK, Inc. (NYSE: BARK) (“BARK”), a leading global omnichannel brand for dogs and their people, today announced that Matt Meeker, Co-Founder and Executive Chairman of BARK, will become Chief Executive Officer, effective immediately. Mr. Meeker had served as Chief Executive Officer of BARK for nine years following its inception in 2011. The incumbent Chief Executive Officer, Manish Joneja has informed the Board of Directors of his desire to resign in order to remain closer to his family in Seattle and will serve as an advisor to the company through April 2022 to ensure a smooth transition.

BARK also announced preliminary fiscal third quarter 2022 revenue of $140.0 million, a 33.1% increase compared to the same period last year. BARK had previously provided fiscal third quarter guidance of $137 million to $139 million. Through the first three quarters of fiscal 2022, BARK’s top-line has increased approximately 41.8% to $377.8 million, compared to the same period in fiscal 2021.

“I am eager to resume the role of Chief Executive Officer and build on the momentum that Manish and the talented team at BARK have achieved,” said Matt. Meeker, Co-Founder and Executive Chairman of BARK. “I believe that the next few years will be transformative for BARK as we leverage our scale and brand to grow our footprint in areas like food and health—initiatives that I am passionate about personally.”

Mr. Meeker continued, “Our robust holiday season and strong results underscore the power of our brand and our unique value proposition as one of the largest vertically integrated and digitally native dog companies in the world today. Everyone at BARK would like to thank Manish for his many important contributions to our mission of making all dogs happy and we wish him the very best.”

Mr. Joneja added, “It has been a privilege to lead BARK in our commitment to making all dogs happy. I have had the honor of partnering with BARK’s visionary founders, the Board and many talented team members. We have built an incredible team that strongly positions BARK to capitalize on the tremendous opportunities ahead. It was a difficult decision but one that was best for my family and lets me stay on the West Coast. I am confident that I am leaving the company in great hands.”

As previously announced, the company will be participating in a fireside chat at the upcoming ICR Conference, held virtually, on Tuesday, January 11, 2022, at 10:00 a.m. Eastern Time. Matt Meeker will participate in the event, which will be webcast live over the internet and can be accessed at https://investors.bark.co/. An online archive will be available for a period of 90 days following the fireside chat.

The preliminary financial results provided above are based on the company’s current estimate of its fiscal third quarter 2022 revenue and remain subject to change based on completion of financial review of the quarter and the execution of internal controls and financial reporting.

BARK intends to report its full fiscal third quarter 2022 results in February 2022.

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, personalized meal plans and supplements, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2012, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, personalized nutrition and meal plans with BARK Eats; and health and wellness products that meet dogs’ needs with BARK Bright®. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, the future performance of BARK that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including our strategies, plans, commitments, objectives and goals. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to BARK; the risk that spending on pets may not increase at projected rates; that BARK subscriptions may not increase their spending with BARK; BARK’s ability to continue to convert social media followers and contacts into customers; BARK’s ability to successfully expand its product lines and channel distribution; competition; the uncertain effects of the COVID-19 pandemic.

More information about factors that could affect BARK's operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent quarterly report on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.